Exhibit 99.1

XL Group plc
XL House
One Bermudiana Road
Hamilton HM08

P. O. Box HM 2245
Hamilton HM JX
Bermuda

Phone:	(441) 292-8515
Fax:	(441) 292-5280

Press Release

Contact:	David R. Radulski	Carol A. Parker Trott
	Investor Relations	Media Relations
	(441) 294-7460	(441) 294-7290

XL GROUP PLC ANNOUNCES THIRD QUARTER 2010 RESULTS AND NEW $1 BILLION
SHARE BUYBACK PROGRAM

•	P&C operations combined ratio of 94.9%

•	Operating income[1] attributable to ordinary shareholders of $175.0 million, or $0.52 per share

•	Net income attributable to ordinary shareholders of $77.5 million, or $0.23 per share

•	Fully diluted book value per ordinary share[2] of $29.56 at September 30, 2010, an increase of 7% in the quarter and 20% from December 31, 2009

•	Completes $375.4 million in share buybacks since June 30, 2010 and announces new $1 billion authorization

HAMILTON, BERMUDA – November 2, 2010 – XL Group plc (“XL” or the “Company”) (NYSE: XL) today reported its results for the third quarter of 2010.

1 Defined as net income (loss) attributable to ordinary shareholders excluding net realized gains and losses on investments, goodwill impairment charges and net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax, for the Company and its share of these items for the Company’s insurance company affiliates for the periods presented, the gains recognized on the repurchase of the Company’s Series C preference ordinary shares, as well as foreign exchange gains or losses, net of tax. “Operating income” and “annualized return on ordinary shareholders equity” based on operating income are “non-GAAP financial measures.” During the year, the Company amended its definition of operating income to exclude after-tax foreign exchange gains and losses. The results from prior periods have been represented to conform to the current quarter’s presentation. See the schedule entitled “Reconciliation” at the end of this release for a reconciliation of “operating income” to net income (loss) attributable to ordinary shareholders and of “annualized return on ordinary shareholders’ equity” based on operating income to average ordinary shareholders’ equity.

2 Book value per share and fully diluted book value per ordinary share are non-GAAP financial measures and represent book value per ordinary share (total shareholders’ equity less preference shareholders’ equity and non-controlling interest in equity of consolidated subsidiaries, divided by the number of outstanding ordinary shares at any period end) combined with the dilutive impact of potential future share issues at any period end. The Company believes that fully diluted book value per ordinary share is a financial measure important to investors and other interested parties who benefit from having a consistent basis for comparison with other companies within the industry. However, this measure may not be comparable to similarly titled measures used by companies either outside or inside of the insurance industry.

Commenting on the Company’s performance, Chief Executive Officer Mike McGavick said:

“We have delivered another quarter of solid operating results in a market that continues to be challenging.” P&C operations delivered a healthy combined ratio of 94.9% which includes 6.5 points of favorable prior year development. The current accident year combined ratio for the P&C operations of 101.4% in the quarter included $66.2 million of natural catastrophe losses, net of reinstatement premiums. The underlying combined ratio which excludes prior year development and natural catastrophes was 96.2%, virtually unchanged from the prior year. Mike McGavick added, “This demonstrates our underwriting discipline in a challenging market. However, despite this solid underwriting discipline, we continue to feel the impact that the prolonged soft market has on earnings.”

Third Quarter Highlights

Operating income was $175.0 million in the third quarter, or $0.52 per ordinary share, compared to $292.6 million in the same quarter last year. Although it is considered to be a relatively light quarter for natural catastrophe losses, there was an above average level of large property and excess casualty loss activity impacting the quarter. The pre-tax impact of natural catastrophe losses, net of reinstatement premiums, in the current quarter was approximately $66.2 million compared to $30.8 million in the prior year quarter. Other large property and excess casualty losses incurred during the current quarter had a pre-tax impact of approximately $35.8 million. Income from affiliates decreased $48.2 million from the prior year quarter, primarily reflecting lower income from investment affiliates. Additionally, investment results from structured products decreased $20.5 million compared to the prior year quarter.

Fully diluted book value per ordinary share continued to grow, with an increase of 7% from the prior quarter, driven by a combination of investment portfolio gains, net income and foreign currency translation gains. Fully diluted tangible book value per ordinary share also increased 7% during the quarter to $27.04. Total shareholders’ equity was $10.9 billion at September 30, 2010, an increase of 3% in the quarter and 15% since the end of 2009. Share buybacks of $268.7 million in the quarter were accretive to book value per ordinary share by $0.41. Since September 30, 2010, the Company purchased an additional 4.9 million ordinary shares. In total, 18.8 million shares were purchased at an average price of $19.95 per share for a total of $375.4 million, the full amount remaining from the previously authorized program. The Company’s current capital strength and commitment to capital management is further demonstrated by the $1 billion share buyback program approved by the Company’s Board of Directors at its recent meeting.

Three and nine months ended September 30

(US dollars in thousands except per share amounts)

	Three months ended		Nine months ended
	September 30		September 30
	2010	2009	2010	2009

Net income attributable to ordinary shareholders	$77,543	$(11,402)	$397,350	$246,926
Per ordinary share (diluted)	$0.23	$(0.03)	$1.16	$0.73

Operating income [1]	$175,030	$292,641	$567,216	$774,879
Per ordinary share (diluted)	$0.52	$0.85	$1.66	$2.26

The Company’s net income attributable to ordinary shareholders for the third quarter of $77.5 million, or $0.23 per ordinary share, compared to a net loss of $11.4 million, or a loss of $0.03 per ordinary share for the third quarter of 2009. Included in net income attributable to ordinary shareholders for the quarter were after-tax realized losses on investments of $71.9 million compared to $310.8 million for the quarter ended September 30, 2009, and after-tax foreign exchange losses of $37.9 million compared to after-tax foreign exchange gains of $13.8 million in the prior year quarter.

Operating income was $175.0 million, or $0.52 per ordinary share, compared to $292.6 million, or $0.85 per ordinary share, in the third quarter of 2009. This decrease was primarily due to a reduction in income from investment affiliates for the quarter of $39.2 million and lower net investment income, as well as a decrease in underwriting income from the insurance segment. This was offset in part by higher underwriting income from the reinsurance segment.

Net investment income for the quarter was $296.7 million compared to $327.1 million in the prior year quarter. The decline was due to lower US interest rates on the P&C portfolio and changes on foreign exchange rates on the Life portfolio.

Net investment results from structured products for the quarter was a loss of $5.2 million compared to a gain of $15.3 million in the prior year quarter. The reduction of $20.5 million includes a charge of $13.5 million in the current quarter arising from the reassessment of cash flows on a single contract and lower year on year investment income.

Net realized losses on investments for the quarter were $68.8 million pre-tax compared to $325.5 million in the prior year quarter. Net realized investment losses in the third quarter of 2010 included other-than-temporary impairments of $38.0 million and realized losses on sales of investments of $30.8 million, compared to other-than-temporary impairments of $321.7 million and realized losses on sales of investments of $3.8 million in the quarter ended September 30, 2009.

The annualized return on ordinary shareholders’ equity, based on operating income, was 7.2% for the quarter as compared to 16.0% in the prior year quarter. The decrease in annualized operating return on equity was primarily due to the increase in total shareholders’ equity of $1.7 billion, or 18.5%, since September 30, 2009.

With effect from January 1, 2010, the Company changed its definition of operating income to exclude after-tax foreign exchange gains and losses. The results from prior periods have been represented to conform to the current period’s presentation.

P&C operations

Three and nine months ended September 30

(US dollars in thousands)

	Three months ended		Nine months ended
	September 30		September 30
	2010	2009	2010	2009

Gross premiums written	$1,525,511	$1,584,209	$4,954,904	$4,963,627
Net premiums written	1,166,072	1,195,119	3,877,201	3,778,708
Net premiums earned	1,268,741	1,293,879	3,748,655	3,897,315

Underwriting income	64,666	88,279	152,729	281,570

Loss ratio	64.0%	63.2%	65.4%	61.3%
Underwriting expense ratio	30.9%	30.0%	30.5%	31.5%
Combined ratio	94.9%	93.2%	95.9%	92.8%

•	P&C gross premiums written decreased 3.7% from the prior year quarter, driven by a decrease in the Reinsurance segment of 5.0% and a decrease in the Insurance segment of 3.0%. The decrease in Reinsurance resulted from reductions on new and renewal business, some timing differences, reduced premium estimates on proportional treaties and reductions from the Company’s U.S. crop portfolio. The decline in gross premiums written in Insurance included $23.8 million less premium from long term agreements and the negative impact of $13.9 million arising from foreign exchange rate fluctuations. The underlying change, which excludes these items, was an increase of 0.7% from the prior year quarter. This comprised reductions in professional lines offset by increases in aerospace and middle market business.

•	P&C net premiums written decreased by 2.4% from the prior year quarter, reflecting the change in gross premiums written driven by a decrease of 5.1% in the Insurance segment, partially offset by an increase of 3.3% in the Reinsurance segment.

•	P&C net premiums earned comprised $872.1 million from the Insurance segment and $396.6 million from the Reinsurance segment. The decrease from the prior year quarter is a reflection of the overall reduction in net premiums written over the past 24 months.

•	The loss ratio for the quarter was 64.0% compared to 63.2% for the third quarter of 2009. Included in the current quarter loss ratio was favorable prior year development of $82.3 million compared to $74.3 million in the third quarter of 2009. The current quarter loss ratio was impacted by natural catastrophe losses of $66.2 million, net of reinstatement premiums, including $44.3 million relating to the earthquake in New Zealand. In the prior year quarter natural catastrophe loss activity was $30.8 million. The current quarter loss ratio was negatively impacted by 2.8 percentage points due to an above average level of large property and excess casualty loss activity totaling $35.8 million. Also reflected in the current quarter is the impact from a Financial Lines contract which benefitted the current quarter loss ratio by 1.3 percentage points.

•	The current quarter underwriting expense ratio increased slightly compared to the prior year quarter from 30.0% to 30.9%, primarily driven by an increase in the acquisition ratio from 14.6% to 15.1%. This resulted from a change in business mix in the Insurance segment.

•	The P&C combined ratio excluding prior year development and the impact of catastrophes for the quarter was 96.2% compared to 96.5% for the third quarter of 2009. The Insurance segment combined ratio on this basis was 100.6% for the quarter compared to 97.9% for the third quarter of 2009, while the Reinsurance segment combined ratio on this basis was 86.5% compared to 93.4% for the prior year quarter.

Capital Position

Fully diluted book value per ordinary share was $29.56 at September 30, 2010 as compared to $24.60 at December 31, 2009, an increase of 20.2%. The increase in shareholders’ equity for the current quarter included a favorable pre-tax mark to market on available for sale investments of $436 million.

Net unrealized gains on investments, net of tax, were $236.4 million at September 30, 2010 compared with net unrealized losses, net of tax, of $1.2 billion at December 31, 2009.

In the third quarter, the Company purchased 13.9 million of its ordinary shares and since September 30, 2010, the Company purchased an additional 4.9 million of its ordinary shares thereby exhausting the full amount remaining from its previously authorized buyback program. In total, 18.8 million shares were purchased at an average cost of $19.95 per share for a total of $375.4 million. All share buybacks were carried out by way of redemption in accordance with Irish law and the Company’s constitutional documents. All shares so redeemed were canceled upon redemption.

Dividends Declared

XL also announced today that the Board of Directors of the Company (the “Board”) declared a quarterly dividend of $0.10 per ordinary share payable on the Company’s ordinary shares. The dividend will be payable on December 31, 2010 to ordinary shareholders of record as of December 15, 2010.

In addition, the Board of Directors of XL Group Ltd., a wholly owned subsidiary of the Company, resolved to pay a dividend of $0.76275 per share on XL Group Ltd.’s Series C Cumulative Preference Ordinary Shares. The dividend will be paid on January 17, 2011 to all Series C Cumulative Preference Ordinary shareholders of record as of January 16, 2011.

New Share Buyback Program

XL also announced today that on October 29, 2010, the Board approved a new share buyback program, authorizing the Company to buy back up to $1 billion of its ordinary shares. The Company expects the purchases to be made from time to time and that such purchases are expected to be funded from cash on hand. The timing, form and amount of the share buybacks under the program will depend on a variety of factors, including market conditions, legal requirements and other factors. The buyback program may be modified, extended or terminated by the Board at any time. All share buybacks will be carried out by way of redemption in accordance with Irish law and the Company’s constitutional documents. All shares so redeemed will be canceled upon redemption.

Further details of the results for the quarter and of the Company’s fixed income investment portfolio may be found in the Company’s Financial Supplement and Fixed Income Portfolio Data Supplement, respectively. These documents are both dated November 2, 2010 and are available from the Investor Relations section of the XL Group website.

The Company will host a conference call to discuss its third quarter results on Tuesday, November 2, 2010 at 5:00 p.m. Eastern Time. The conference call can be accessed through a listen-only dial-in number or through a live webcast. To listen to the conference call, please dial (866) 617-1526 or (210) 795-0624, passcode: ‘XL GLOBAL’. The webcast will be available at www.xlgroup.com and will be archived on XL’s website from approximately 9:00 p.m. Eastern Time on November 2, 2010, through midnight Eastern Time on December 2, 2010. A telephone replay of the conference call will also be available beginning at 9:00 p.m. Eastern Time on November 2, 2010, until midnight Eastern Time on December 2, 2010, by dialing (402) 220-9759 or (800) 294-2476.

This press release contains forward-looking statements. Statements that are not historical facts, including statements about XL’s beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations, all of which involve risk and uncertainty. Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “will,” “may” or similar statements of a future or forward-looking nature identify forward-looking statements. Actual results may differ materially from those included in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements includes (a) changes in the size of XL’s claims relating to natural or man-made catastrophe losses due to the preliminary nature of some reports and estimates of loss and damage to date; (b) trends in rates for property and casualty insurance and reinsurance; (c) the timely and full recoverability of reinsurance placed by XL with third parties, or other amounts due to XL; (d) changes in ratings, rating agency policies or practices; (e) changes in the projected amount of ceded reinsurance recoverables; (f) XL’s ability to successfully implement its business strategy especially during the “soft” market cycle; (g) greater frequency or severity of claims and loss activity than XL’s underwriting, reserving or investment practices anticipate based on historical experience or industry data; (h) changes in general economic conditions, including the effects of inflation and changes in interest rates, credit spreads, foreign currency exchange rates and other factors; (i) developments, including uncertainties related to the depth and duration of the recession and to the financial condition of counterparties, reinsurers and other companies that are at risk of bankruptcy and affect XL’s business, and future volatility in the world’s credit, financial and capital markets that adversely affect the performance and valuation of XL’s investments or access to such markets; (j) the potential for changes to methodologies, estimations and assumptions that underlie the valuation of XL’s financial instruments that could result in changes to investment valuations; (k) changes to XL’s assessment as to whether it is more likely than not that it will be required to sell, or has the intent to sell, available-for-sale debt securities before their anticipated recovery; (l) the ability of XL’s subsidiaries to pay dividends to XL Group plc; (m) the potential effect of regulatory developments in the jurisdictions in which XL operates, including those that could impact the financial markets or increase XL’s business costs and required capital levels; (n) changes in applicable tax laws, tax treaties or tax regulations or the interpretation or enforcement thereof; and (o) the other factors set forth in XL’s reports on Form 10-K, Form 10-Q and other documents on file with the Securities and Exchange Commission. XL undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

This press release does not constitute the offer or sale of any securities described herein.

# # #

XL Group plc
SUMMARY CONSOLIDATED FINANCIAL DATA
(U.S. dollars in thousands)

		Three months ended		Nine months ended
Income statement data:		September 30		September 30
		(Unaudited)		(Unaudited)
		2010	2009	2010	2009
Revenues:
Gross premiums written:
	- P&C operations	$1,525,511	$1,584,209	$4,954,904	$4,963,627
	- Life operations	103,957	156,870	309,696	442,693

Net premiums written:
	- P&C operations	1,166,072	1,195,119	3,877,201	3,778,708
	- Life operations	96,444	146,941	287,204	409,200

Net premiums earned:
	- P&C operations	1,268,741	1,293,879	3,748,655	3,897,315
	- Life operations	96,586	151,840	287,918	429,625

Net investment income		296,730	327,145	907,648	1,003,459
Net realized (losses) gains on investments		(68,755)	(325,520)	(166,317)	(657,887)
Net realized and unrealized (losses) gains on derivative instruments		12,473	(9,133)	(27,903)	(9,571)
Net income (loss) from investment affiliates		3,105	42,288	30,367	52,481
Fee income and other		11,262	8,519	29,215	30,501
	Total revenues	$1,620,142	$1,489,018	$4,809,583	$4,745,923
Expenses:
Net losses and loss expenses incurred		$811,980	$818,238	$2,451,345	$2,388,149
Claims and policy benefits		144,358	185,067	391,476	517,614
Acquisition costs		198,173	212,846	579,870	654,337
Operating expenses		236,193	234,096	710,168	766,730
Foreign exchange (gains) losses		44,540	(16,843)	(8,819)	103,754
Interest expense		58,609	53,469	156,828	169,008
Loss on settlement of guarantee		-	-	23,500	-
Amortization of intangible assets		465	465	1,394	1,394
	Total expenses	$1,494,318	$1,487,338	$4,305,762	$4,600,986

Net income (loss) before non-controlling interest, income tax and net income from operating affiliates		$125,824	$1,680	$503,821	144,937

Income tax		29,810	3,616	102,622	65,614
Net (income) loss from operating affiliates		(14,035)	(23,027)	(46,654)	(30,366)

Net income (loss)		$110,049	$21,091	$447,853	109,689

Non-controlling interest in net income (loss) of subsidiary		6	(7)	(75)	(47)

Net income (loss) attributable to XL Group plc		$110,043	$21,098	$447,928	109,736

Preference share dividends		(32,500)	(32,500)	(67,194)	(74,626)
Gain on repurchase of Series C preference ordinary shares		-	-	16,616	211,816

Net income (loss) attributable to ordinary shareholders		$77,543	$(11,402)	$397,350	246,926

XL Group plc
SUMMARY CONSOLIDATED FINANCIAL DATA
(U.S. dollars in thousands, except per share amounts)

Selected balance sheet data:	As at	As at
	September 30, 2010	December 31, 2009
	(Unaudited)	(Note 1)

Total investments available for sale	$27,831,805	$29,307,171
Total fixed maturities, held to maturity	2,761,380	546,067
Cash and cash equivalents	3,957,629	3,643,697
Investments in affiliates	1,055,863	1,185,604
Unpaid losses and loss expenses recoverable	3,611,975	3,584,028
Total assets	46,296,041	45,626,232

Unpaid losses and loss expenses	20,664,885	20,823,524
Deposit liabilities	1,771,489	2,208,699
Future policy benefit reserves	5,183,705	5,490,119
Unearned premiums	3,824,260	3,651,310
Notes payable and debt	2,465,901	2,451,417
Redeemable series C preference ordinary shares	71,900	182,673
Total shareholders’ equity	10,869,610	9,432,417
Fully diluted book value per ordinary share	$29.56	$24.60
Basic book value per ordinary share	$30.06	$24.64

Note 1: Certain items have been reclassified to conform with the current period presentation.

XL GROUP plc
RECONCILIATION

The following is a reconciliation of the Company’s (i) net income (loss) attributable to ordinary shareholders to operating income (loss) (Note 1) and (ii) annualized return on ordinary shareholders’ equity (based on operating income (loss)) to average ordinary shareholders’ equity for the three months ended September 30, 2010 and 2009.

(U.S. dollars in thousands except per share amounts)

	Three months ended
	September 30
	(Unaudited)
	2010	2009
		(Note 3)
Net income (loss) attributable to ordinary shareholders	$77,543	$(11,402)
Net realized losses on investments, net of tax	71,947	310,815
Net realized and unrealized losses (gains) on derivatives, net of tax	(12,365)	9,303
Net realized and unrealized (gains) losses on investments and derivatives of
the Company's insurance company affiliates	-	(2,307)
Foreign exchange (gains) losses, net of tax	37,905	(13,768)
Gain on repurchase of Series C preference ordinary shares	-	-
Operating income (Note 1)	$175,030	$292,641
Per ordinary share results: (Note 2)
Net (loss) income attributable to ordinary shareholders	$0.23	$(0.03)
Operating income (Note 1)	$0.52	$0.85
Weighted average ordinary shares outstanding:
Basic	338,724,346	342,118,289
Diluted	339,818,834	342,620,454
Return on ordinary shareholders' equity:
Average ordinary shareholders' equity	$9,686,195	$7,321,000
Operating income (Note 1)	$175,030	$292,641
Annualized operating income (Note 1)	$700,120	$1,170,564
Annualized return on ordinary shareholders' equity - operating income (Note 1)	7.2%	16.0%

Note 1: Defined as net income (loss) attributable to ordinary shareholders excluding net realized gains and losses on investments, goodwill impairment charges, net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax, for the Company and its share of these items for the Company’s insurance company affiliates for the periods presented, and the gains recognized on the repurchase of the Company’s Series C preference ordinary shares, as well as foreign exchange gains or losses, net of tax. “Operating income” and “annualized return on ordinary shareholders equity” based on operating income are “non-GAAP financial measures.” During the year, the Company amended its definition of operating income to exclude after-tax foreign exchange gains and losses. The results from prior periods have been represented to conform to the current quarter’s presentation.

Note 2: Diluted weighted average number of ordinary shares outstanding are used to calculate per share data except where they are anti-dilutive to earnings per share or where there is a net loss. When they are anti-dilutive or when a net loss occurs, basic weighted average ordinary shares outstanding are utilized in the calculation of net loss per share and net operating loss per share.

Note 3: Certain amounts have been reclassified to conform with the current period presentation.

XL GROUP plc
RECONCILIATION

The following is a reconciliation of the Company’s (i) net income (loss) attributable to ordinary shareholders to operating income (loss) (Note 1) and (ii) annualized return on ordinary shareholders’ equity (based on operating income (loss)) to average ordinary shareholders’ equity for the nine months ended September 30, 2010 and 2009.

(U.S. dollars in thousands except per share amounts)

	Nine months ended
	September 30
	(Unaudited)
	2010	2009
		(Note 3)
Net income (loss) attributable to ordinary shareholders	$397,350	$246,926
Net realized losses on investments, net of tax	166,116	636,538
Net realized and unrealized losses (gains) on derivatives, net of tax	27,751	12,167
Net realized and unrealized (gains) losses on investments and derivatives of the
Company's insurance company affiliates	(1,059)	(2,316)
Foreign exchange (gains) losses, net of tax	(6,326)	93,380
Gain on repurchase of Series C preference ordinary shares	(16,616)	(211,816)
Operating income (Note 1)	$567,216	$774,879
Per ordinary share results: (Note 2)
Net income (loss) attributable to ordinary shareholders	$1.16	$0.73
Operating income (Note 1)	$1.66	$2.26
Weighted average ordinary shares outstanding:
Basic	340,927,095	339,094,588
Diluted - Net income	341,763,551	339,348,679
Diluted - Operating income	341,763,551	342,371,381
Return on ordinary shareholders' equity:
Average ordinary shareholders' equity	$9,148,749	$6,643,194
Operating income (Note 1)	$567,216	$774,879
Annualized operating income (Note 1)	$756,288	$1,033,172
Annualized return on ordinary shareholders' equity - operating income (Note 1)	8.3%	15.6%

Note 1: Defined as net income (loss) attributable to ordinary shareholders excluding net realized gains and losses on investments, goodwill impairment charges, net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax, for the Company and its share of these items for the Company’s insurance company affiliates for the periods presented, and the gains recognized on the repurchase of the Company’s Series C preference ordinary shares, as well as foreign exchange gains or losses, net of tax. “Operating income” and “annualized return on ordinary shareholders equity” based on operating income are “non-GAAP financial measures.” During the year, the Company amended its definition of operating income to exclude after-tax foreign exchange gains and losses. The results from prior periods have been represented to conform to the current period’s presentation.

Note 2: Diluted weighted average number of ordinary shares outstanding are used to calculate per share data except where they are anti-dilutive to earnings per share or where there is a net loss. When they are anti-dilutive or when a net loss occurs, basic weighted average ordinary shares outstanding are utilized in the calculation of net loss per share and net operating loss per share.

Note 3: Certain amounts have been reclassified to conform with the current period presentation.

Comment on Regulation G

XL presents its operations in the way it believes will be most meaningful and useful to investors, analysts, rating agencies and others who use XL’s financial information in evaluating XL’s performance. This press release contains the presentation of (i) operating income (loss), which is defined as net income (loss) attributable to ordinary shareholders excluding net realized gains and losses on investments, goodwill impaisrment charges and net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax, for the Company and its share of these items for the Company’s insurance company affiliates for the periods presented and the gains recognized on the repurchase of the Company’s Series C preference ordinary shares, as well as foreign exchange gains or losses, net of tax (ii) annualized return on ordinary shareholders’ equity based on operating income (loss) and (iii) book value per ordinary share and fully diluted book value per ordinary share. These items are “non-GAAP financial measures” as defined in Regulation G. The reconciliation of such measures to the most directly comparable GAAP financial measures in accordance with Regulation G is included in this release.

Although the investment of premiums to generate income (or loss) and realized capital gains (or losses) is an integral part of XL’s operations and the Company’s insurance company operating affiliates, the determination to realize capital gains (or losses) is independent of the underwriting process. In addition, under applicable GAAP accounting requirements, losses can be created as the result of other than temporary declines in value and from goodwill impairment charges without actual realization. In this regard, certain users of XL’s financial information, including certain rating agencies, evaluate earnings before tax and capital gains to understand the profitability of the recurring sources of income without the effects of these two variables. Furthermore, these users believe that, for many companies, the timing of the realization of capital gains and the recognition of goodwill impairment charges are largely a function of economic and interest rate conditions.

Investment derivatives include all derivatives entered into by XL other than weather and energy and credit derivatives. With respect to credit derivatives, because XL and its insurance company operating affiliates generally hold financial guaranty contracts written in credit default derivative form to maturity, the net effects of the changes in fair value of these credit derivatives are excluded (similar with other companies’ treatment of such contracts) as the changes in fair value each quarter are not indicative of underlying business performance. Unlike these credit derivatives, XL’s weather and energy derivatives are actively traded (i.e., they are not held to maturity) and are, therefore, not excluded from net income as any gains or losses from this business are considered by management when evaluating and managing the underlying business.

The gains recognized on the repurchase of the Company’s Series C preference ordinary shares, are excluded as these transactions were capital in nature and outside the scope of the Company’s underlying business.

Foreign exchange gains and losses in the income statement are only one element of the overall impact of foreign exchange fluctuations on the Company’s financial position and are not representative of any economic gain or loss made by the Company. Accordingly, it is not a relevant indicator of financial performance and it is excluded.

In summary, XL evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income (loss), XL believes that showing operating income (loss) enables investors and other users of XL’s financial information to analyze XL’s performance in a manner similar to how management of XL analyzes performance. In this regard, XL believes that providing only a GAAP presentation of net income (loss) makes it much more difficult for users of XL’s financial information to evaluate XL’s underlying business. Also, as stated above, XL believes that the equity analysts and certain rating agencies that follow XL (and the insurance industry as a whole) exclude these items from their analyses for the same reasons and they request that XL provide this non-GAAP financial information on a regular basis.

Return on average ordinary shareholders' equity (“ROE”) excluding net realized gains and losses on investments, goodwill impairment charges and net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax, for the Company and its share of these items for the Company’s insurance company operating affiliates for the periods presented and the gains recognized on the repurchase of the Company’s Series C preference ordinary shares, as well as foreign exchange gains or losses, net of tax (the “Exclusions”), is a widely used measure of any company’s profitability. Annualized return on average ordinary shareholders’ equity (minus the Exclusions) is calculated by dividing annualized net income (loss) attributable to ordinary shareholders minus the Exclusions for any period by the average of the opening and closing ordinary shareholders’ equity. The Company establishes target ROEs (minus the Exclusions) for its total operations, segments and lines of business. If the Company’s ROE (minus the Exclusions) return targets are not met with respect to any line of business over time, the Company seeks to re-evaluate these lines.